Exhibit 4.ss

Suite 215-800 West Pender St Vancouver, BC V6C 2V6 t: 604 669 2251 866 824 1100 f: 604 669 8577 w. www.kimberresources.com

July 10, 2008

Mr. Eric King

201 Brookgreen Way

Deland , Florida

Dear Eric,

Further to our various conversations, this letter will confirm your understanding with Kimber Resources Inc. (the ACompany@) that in consideration of you introducing the Company to sources of capital that result in the Company successfully closing a private placement to raise not less than $3,000,000 the Company will pay to you 7% of the amount raised and received by the Company from the parties introduced by you as a finders fee (the AFinders Fee”) upon the following terms and conditions:

1)

PAYMENT OF FINDERS FEE

The payment to you will be made forthwith following the successful closing of the Company=s private placement.

2.

REGULATORY REQUIREMENTS

This agreement will be subject to any necessary regulatory approval and the parties will, if required by any regulatory authority, make such amendments to the agreement herein contained as are necessary to meet the requirements of such regulatory authority.

3.

APPLICABLE LAW

This Agreement will be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

4.

ENTIRE AGREEMENT

This Agreement contains the entire agreement between the Company and you and no modification of this Agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by you and the Company.

5.

SUCCESSORS and ASSIGNS

This Agreement will be binding upon and enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

If you are in agreement with the above terms and conditions would you please sign and return one copy of this letter agreement.

Yours truly,

Accepted and agreed this

Kimber Resources Inc.

25th day of July, 2008

“Gordon Cummings”

“Eric King”

per:

____________________

Gordon Cummings

Eric King

President & CEO